August 22, 2025
Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215
Re:
Nationwide Life Insurance Company
File No. 333-289519
Ladies and Gentlemen:
I have acted as counsel to Nationwide Life Insurance Company (the "Company"), an Ohio insurance company, in connection with the registration of an Individual Single Purchase Payment Deferred Annuity Contract with Index-Linked Strategies (the "Contracts") under the Securities Act of 1933, as amended. I have examined the registration statement on Form N-4, including all related documents and exhibits, and reviewed such questions of law as I considered necessary and appropriate. On the basis of such examination and review, it is my opinion that:
(1)
The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio and is duly authorized to issue and sell life insurance policies and annuity contracts.
(2)
The issuance and sale of the Contracts have been duly authorized by the Company. The Contracts will be legal and binding obligations of the Company.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on Form N-4 for the Contracts.
Sincerely,
/s/ Benjamin Mischnick
Benjamin Mischnick
Managing Counsel
Nationwide Life Insurance Company